Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Daniel Yoo
Investor Relations	Media Relations
408-222-8373	408-222-2187
sukhi@marvell.com	yoo@marvell.com

Marvell Technology Group Ltd. Reports First Fiscal Quarter 2013 Financial Results

Revenue: $796 Million, a 7 percent sequential increase

GAAP Net Income: $95 Million, EPS of $0.16

Non-GAAP Net Income: $139 Million, EPS of $0.23

Free Cash Flow: $178 Million, 22 Percent of Revenue

Santa Clara, Calif. (May 17, 2012) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported financial results for the first quarter of fiscal 2013, ended April 28, 2012.

Revenue for the first quarter of fiscal 2013 was $796 million, a 7 percent sequential increase from $743 million in the fourth quarter of fiscal 2012, ended January 28, 2012, and down slightly from $802 million in the first quarter of fiscal 2012, ended April 30, 2011.

GAAP net income for the first quarter of fiscal 2013 was $95 million, or $0.16 per share (diluted), compared with GAAP net income of $81 million, or $0.13 per share (diluted), for the fourth quarter of fiscal 2012, and $147 million, or $0.22 per share (diluted), for the first quarter of fiscal 2012.

Non-GAAP net income was $139 million, or $0.23 per share (diluted), for the first quarter of fiscal 2013, compared with non-GAAP net income of $127 million, or $0.21 per share (diluted) for the fourth quarter of fiscal 2012 and $189 million, or $0.29 per share (diluted) for the first quarter of fiscal 2012.

“Our results in the first quarter were better than anticipated driven in part by our TD smartphone products, which grew about 25% sequentially, and increased deployment of our 500 gigabyte per platter mobile storage solutions to all the hard disk drive manufacturers,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “This financial performance gave us the confidence to increase our share repurchase program by $500 million to a total of $2.5 billion, and based on broad institutional shareholder request, to also initiate a quarterly dividend of 6 cents per share.”

Marvell reports net income, basic and diluted net income per share, in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended April 28, 2012, January 28, 2012 and April 30, 2011 appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization of acquired intangible assets, acquisition-related costs, restructuring costs, and certain one-time expenses and benefits.

GAAP gross margin for the first quarter of fiscal 2013 was 54.0 percent, compared to 54.1 percent for the fourth quarter of fiscal 2012 and 58.3 percent for the first quarter of fiscal 2012.

Non-GAAP gross margin for the first quarter of fiscal 2013 was 54.5 percent, compared to 54.5 percent for the fourth quarter of fiscal 2012 and 58.5 percent for the first quarter of fiscal 2012.

Shares used to compute GAAP net income per diluted share for the first quarter of fiscal 2013 were 595 million shares, compared with 599 million shares in the fourth quarter of fiscal 2012 and 657 million shares in the first quarter of fiscal 2012. Shares used to compute non-GAAP net income per diluted share for the first quarter of fiscal 2013 were 606 million shares, compared with 606 million shares for the fourth quarter of fiscal 2012 and 663 million shares for the first quarter of fiscal 2012.

Cash flow from operations for the first quarter of fiscal 2013 was $199 million, up from the $69 million reported in the fourth quarter of fiscal 2012 and up from the $177 million in the first quarter of fiscal 2012. Free cash flow for the first quarter of fiscal 2013 was $178 million, up from the $38 million reported in the fourth quarter of fiscal 2012 and up from the $157 million in first quarter of fiscal 2012. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of IP licenses.

Under the share repurchase program, Marvell repurchased approximately 15 million shares for a total of $223 million in the first quarter of fiscal 2013. Over the past seven quarters, Marvell has repurchased and retired approximately 107 million shares, or about 16 percent, of its outstanding shares demonstrating its commitment to returning shareholder value.

Marvell also announced today that it had declared the payment of its first quarterly dividend of $0.06 per share to be paid on July 11, 2012 to all shareholders of record as of June 21, 2012. In addition, Marvell announced today that it has authorized an increase of up to an additional $500 million under the existing share repurchase program.

Marvell intends to effect its repurchase program in accordance with the conditions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The repurchase program will be subject to market conditions and other factors and does not obligate Marvell to repurchase any dollar amount or number of its common shares. The program may be extended, modified, suspended or discontinued at any time. The repurchases are expected to be funded from Marvell’s current cash and short-term investments position.

Conference Call

Marvell will be conducting a conference call on May 17, 2012 at 1:45 p.m. Pacific Time to discuss results for the first quarter of fiscal 2013. Interested parties may join the conference call by dialing 1-866-277-1182 or 1-617-597-5359, pass-code 50913932. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until June 14, 2012.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of stock-based compensation expense, amortization of acquired intangible assets, acquisition-related costs, restructuring costs, and certain one-time expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP net income per share (diluted), the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the benefits of stock compensation costs attributable to future services and not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/anti-dilutive effects of common stock options and restricted stock units.

Marvell believes that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

About Marvell

Marvell is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure, including enterprise, metro, home and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding confidence in our growth prospects; relating to the declaration of, timing of, funding of and quarterly amount of dividends; Marvell’s ability to generate free cash flow; the types of transactions pursuant to which repurchases will be made under the share repurchase program; Marvell’s ability to fund share repurchases out of its current cash position; and statements concerning Marvell’s use of non-GAAP net income and net income per share as important supplemental information. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner; uncertainty in the worldwide economic environment; seasonality in sales of consumer devices in which our products are incorporated; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s ability to recruit and retain skilled personnel; ability to generate cash flows; substantial costs of current and any future litigation; and other risks detailed in Marvell’s SEC filings from time to time. When Marvell files its Form 10-Q for the quarter ended April 28, 2012, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Annual Report on Form 10-K for the year ended January 28, 2012, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	April 28,	January 28,	April 30,
	2012	2012	2011
Net revenue	$796,351	$742,701	$802,402
Cost of goods sold	366,322	341,113	334,475

Gross profit	430,029	401,588	467,927
Operating expenses:
Research and development	255,970	255,282	242,537
Selling and marketing	40,066	40,392	38,152
General and administrative	25,705	23,184	24,784
Amortization of acquired intangible assets	14,355	12,723	14,341

Total operating expenses	336,096	331,581	319,814

Operating income	93,933	70,007	148,113
Interest and other income (expense), net	1,057	5,338	(218)

Income before income taxes	94,990	75,345	147,895
Provision (benefit) for income taxes	447	(5,372)	1,034

Net income	$94,543	$80,717	$146,861

Basic net income per share	$0.16	$0.14	$0.23

Diluted net income per share	$0.16	$0.13	$0.22

Shares used in computing basic earnings per share	580,024	583,466	638,946
Shares used in computing diluted earnings per share	594,739	599,300	657,140

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	April 28,	January 28,	April 30,
	2012	2012	2011

GAAP net income	$94,543	$80,717	$146,861
Stock-based compensation	27,192	31,417	27,480
Amortization of acquired intangible assets	14,355	12,723	14,341
Acquisition-related costs (a)	2,456	1,961	—
Restructuring	115	565	619
Legal/Tax related matters (b)	—	(750)	—

Non-GAAP net income	$138,661	$126,633	$189,301

GAAP weighted average shares - diluted	594,739	599,300	657,140
Non-GAAP adjustment	10,814	6,397	5,808

Non-GAAP weighted average shares diluted (c)	605,553	605,697	662,948

GAAP diluted net income per share	$0.16	$0.13	$0.22

Non-GAAP diluted net income per share	$0.23	$0.21	$0.29

GAAP gross profit:	$430,029	$401,588	$467,927
Stock-based compensation	2,123	1,444	1,695
Acquisition-related costs (a)	1,929	1,457	—

Non-GAAP gross profit	$434,081	$404,489	$469,622

GAAP gross margin	54.0%	54.1%	58.3%
Stock-based compensation	0.3%	0.2%	0.2%
Acquisition-related costs (a)	0.2%	0.2%	—

Non-GAAP gross margin	54.5%	54.5%	58.5%

GAAP research and development:	$255,970	$255,282	$242,537
Stock-based compensation	(17,174)	(22,298)	(19,593)
Acquisition-related costs (a)	(442)	(279)	—
Restructuring	(2)	(420)	(168)

Non-GAAP research and development	$238,352	$232,285	$222,776

GAAP selling and marketing:	$40,066	$40,392	$38,152
Stock-based compensation	(3,036)	(3,657)	(2,654)
Acquisition-related costs (a)	(46)	(40)	—
Restructuring	7	(8)	—

Non-GAAP selling and marketing	$36,991	$36,687	$35,498

GAAP general and administrative:	$25,705	$23,184	$24,784
Stock-based compensation	(4,859)	(4,018)	(3,538)
Acquisition-related costs (a)	(39)	(185)	—
Restructuring	(120)	(137)	(451)
Legal/Tax related matters (b)	—	750	—

Non-GAAP general and administrative	$20,687	$19,594	$20,795

(a)	Acquisition-related costs include the step-up in fair value of acquired inventory that was sold during the period, and the amortization of retention bonuses required by the terms of the acquisition. Restructuring costs related to recently completed acquisitions are included within “Restructuring” in the table above.
(b)	The three months ended January 28, 2012 include proceeds related to a concluded legal matter.
(c)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of stock compensation costs attributable to future services and not yet recognized in the financial statements.

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	April 28,	January 28,
	2012	2012
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$2,202,681	$2,246,498
Accounts receivable, net	417,382	407,263
Inventories	353,387	354,119
Prepaid expenses and other current assets	68,176	71,081

Total current assets	3,041,626	3,078,961
Property and equipment, net	382,374	383,801
Long-term investments	23,215	23,215
Goodwill and acquired intangible assets, net	2,159,141	2,173,496
Other non-current assets	112,169	108,146

Total assets	$5,718,525	$5,767,619

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$323,392	$304,695
Accrued liabilities	244,739	224,900
Deferred income	65,413	59,959

Total current liabilities	633,544	589,554
Other long-term liabilities	162,451	164,047

Total liabilities	795,995	753,601

Shareholders’ equity:
Common stock	1,146	1,167
Additional paid-in capital	3,495,561	3,683,112
Accumulated other comprehensive income	2,317	776
Retained earnings	1,423,506	1,328,963

Total shareholders’ equity	4,922,530	5,014,018

Total liabilities and shareholders’ equity	$5,718,525	$5,767,619

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended
	April 28,	April 30,
	2012	2011
Cash flows from operating activities:
Net income	$94,543	$146,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,199	24,037
Stock-based compensation	27,192	27,480
Amortization of acquired intangible assets	14,355	14,341
Other (income) expense, net	2,903	3,854
Excess tax benefits from stock-based compensation	(41)	(3)
Changes in assets and liabilities:
Accounts receivable	(10,119)	33,938
Inventories	201	(53,107)
Prepaid expenses and other assets	4,242	644
Accounts payable	21,249	(5,295)
Accrued liabilities and other	18,143	(5,450)
Accrued employee compensation	(648)	(14,880)
Deferred income	5,454	4,729

Net cash provided by operating activities	198,673	177,149
Cash flows from investing activities:
Purchases of marketable securities	(421,652)	(677,179)
Purchases of strategic investments	(5,000)	(1,750)
Sales and maturities of investments	558,777	272,547
Cash paid for acquisitions, net	—	(16,330)
Purchases of technology licenses	(2,045)	(3,290)
Purchases of property and equipment	(18,904)	(17,018)

Net cash provided by (used in) investing activities	111,176	(443,020)
Cash flows from financing activities:
Repurchase of common stock	(223,157)	(803,501)
Proceeds from employee stock plans	17,803	9,841
Minimum tax withholding paid on behalf of employees for net share settlement	(8,879)	(4,634)
Principal payments on capital lease obligations	—	(511)
Excess tax benefits from stock-based compensation	41	3

Net cash used in financing activities	(214,192)	(798,802)

Net increase (decrease) in cash and cash equivalents	95,657	(1,064,673)

Cash and cash equivalents at beginning of period	784,902	1,847,074

Cash and cash equivalents at end of period	$880,559	$782,401